UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              CSK Auto Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    125965103

                                 (CUSIP Number)

                                 March 15, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 16 Pages

CUSIP No. 125965103                    13G              Page 2 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,255,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 3 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 4 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 5 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 6 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 7 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Long/Short Equity Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 8 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Long/Short Equity Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 9 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 10 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,555,111 shares of common stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,555,111 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,555,111 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 5.01%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965103                    13G              Page 11 of 16 Pages

Item 1.

(a)  Name of Issuer

            CSK Auto Corporation, a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

            645 E. Missouri Avenue, Suite 400
            Phoenix, Arizona 85012

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: Delaware

            Highbridge International LLC
            The Cayman Corporate Center, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge Capital Corporation
            The Cayman Corporate Center, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge Event Driven/Relative Value Fund, L.P.
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: Delaware

            Highbridge Event Driven/Relative Value Fund, Ltd.
            c/o Harmonic Fund Services
            Bermuda House, 3rd Floor
            British American Centre, Dr. Roy's Drive
            P.O. Box 940 GT, George Town
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge Long/Short Equity Fund, L.P.
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: Delaware

CUSIP No. 125965103                    13G              Page 12 of 16 Pages


            Highbridge Long/Short Equity Fund, Ltd.
            c/o Harmonic Fund Services
            Bermuda House, 3rd Floor
            British American Centre, Dr. Roy's Drive
            P.O. Box 940 GT, George Town
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: United States

Item 2(d)  Title of Class of Securities

            Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)  CUSIP Number

                                    125965103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in Section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under Section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)     [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f)     [ ] An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)     [ ] A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP No. 125965103                    13G              Page 13 of 16 Pages


(j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)      Amount beneficially owned:


                     As of the date hereof, each Reporting Person may be deemed the beneficial owner of 2,555,111 shares of Common Stock.

                     Highbridge International LLC is a wholly owned subsidiary of Highbridge Capital Corporation, a broker/dealer. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Event Driven/Relative Value Fund, Ltd. and Highbridge Long/Short Equity Fund, Ltd. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Long/Short Equity Fund, L.P. Highbridge Capital Management, LLC is exempt from registration as an investment adviser. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

            (b)      Percent of class:

                     Approximately 5.01% as of the date hereof. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004, there were 44,995,989 shares of Common Stock outstanding as of December 7, 2004.)

            (c)      Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote

                           0

                     (ii)  Shared power to vote or to direct the vote

                           2,555,111 shares of Common Stock.

                     (iii) Sole power to dispose or to direct the
                           disposition of

                           0

                      (iv) Shared power to dispose or to direct the
                           disposition of

                           2,555,111 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

CUSIP No. 125965103                    13G              Page 14 of 16 Pages

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          See Exhibit I.


Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 24, 2005, by and among Highbridge Capital Management, LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Long/Short Equity Fund, L.P., Highbridge Long/Short Equity Fund, Ltd., Glenn Dubin and Henry Swieca.

CUSIP No. 125965103                    13G              Page 15 of 16 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 24, 2005

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Carolyn Rubin                By: /s/ Howard Feitelberg
    ---------------------------              -----------------------------
Name: Carolyn Rubin                  Name: Howard Feitelberg
Title: Deputy General Counsel        Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE EVENT DRIVEN/RELATIVE
                                         VALUE FUND, L.P.
                                         By: Highbridge Capital Management, LLC
                                             its General Partner

By: /s/ Howard Feitelberg                By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Howard Feitelberg                      Name: Carolyn Rubin
Title: Controller                            Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE LONG/SHORT EQUITY FUND, L.P.
FUND, LTD.
By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its General Partner

By: /s/ Carolyn Rubin                By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel


HIGHBRIDGE LONG/SHORT EQUITY FUND, LTD.
By: Highbridge Capital Management, LLC
    its Trading Manager

By: /s/ Carolyn Rubin                    /s/ Glenn Dubin
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      GLENN DUBIN
Title: Deputy General Counsel




/s/ Henry Swieca
----------------------------
HENRY SWIECA

CUSIP No. 125965103                    13G              Page 16 of 16 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of CSK Auto Corporation, a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 24, 2005

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Carolyn Rubin                By: /s/ Howard Feitelberg
    ---------------------------              -----------------------------
Name: Carolyn Rubin                  Name: Howard Feitelberg
Title: Deputy General Counsel        Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE EVENT DRIVEN/RELATIVE
                                         VALUE FUND, L.P.
                                         By: Highbridge Capital Management, LLC
                                             its General Partner

By: /s/ Howard Feitelberg                By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Howard Feitelberg                      Name: Carolyn Rubin
Title: Controller                            Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE LONG/SHORT EQUITY FUND, L.P.
FUND, LTD.
By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its General Partner

By: /s/ Carolyn Rubin                By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel


HIGHBRIDGE LONG/SHORT EQUITY FUND, LTD.
By: Highbridge Capital Management, LLC
    its Trading Manager

By: /s/ Carolyn Rubin                    /s/ Glenn Dubin
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      GLENN DUBIN
Title: Deputy General Counsel


/s/ Henry Swieca
----------------------------
HENRY SWIECA